Hogan & Hartson L.L.P.
111 South Calvert Street, Suite 1600
Baltimore, MD 21202
Exhibit 5.1
May 11, 2007

Board of Directors
Capstead Mortgage Corporation
8401 North Central Expressway
Suite 800
Dallas, TX 75225
Ladies and Gentlemen:
We are acting as Maryland counsel to Capstead Mortgage Corporation, a Maryland corporation (the “Company”), in connection with its registration statement on Form S-8, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed issuance of up to 1,900,000 shares of the Company’s common stock, par value $.01 per share (the “Shares”) pursuant to the Company’s 2004 Flexible Long-Term Incentive Plan, (the “Plan”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
For purposes of this opinion letter, we have examined copies of the following documents:
1.	An executed copy of the Registration Statement.

2.	The charter of the Company, as certified by the Maryland State Department of Assessments and Taxation on December 13, 2005 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

3.	The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

4.	The Plan.

5.	Resolutions of the Board of Directors of the Company adopted by unanimous written consent on May 3, 2007, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to the authorization of the Plan and the issuance of the Shares pursuant thereto.
In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to

Board of Directors
Capstead Mortgage Corporation
May 11, 2007

authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed that the Shares will not be issued in violation of the ownership limit contained in the Company’s Charter. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
This opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Maryland General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.
Based upon, subject to and limited by the foregoing, we are of the opinion that following issuance of the Shares pursuant to the terms of the Plan and receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors authorizing such issuance, the Shares will be validly issued, fully paid, and nonassessable.
This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.
Very truly yours,
/s/ Hogan & Hartson L.L.P.
HOGAN & HARTSON L.L.P.